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                                                                   EXHIBIT 10.25

       EMPLOYMENT AGREEMENT BETWEEN THE REGISTRANT AND MR. JAMES M. WALKER




                                                   ** PERSONAL & CONFIDENTIAL **


November 5, 1996

Mr. James M. Walker


RE:  Offer of Employment

Dear Jim:

On behalf of Diamond Multimedia Systems, Inc., a Delaware Corporation ("Diamond"), I am pleased to extend an agreement of employment to you on the following terms:

         1. Your employment starts immediately. Upon assuming your duties, your title will be Senior Vice President and Chief Financial Officer. You report directly to the Company's Chief Executive Officer.

         2. Your base salary will be $20,834 monthly, payable in arrears in biweekly increments of $9,615.70 commencing upon the assumption of your duties as Chief Financial Officer. In addition, you will be entitled to a performance bonus targeted at fifty percent (50%) of earned base salary payable at least annually and subject to satisfaction of performance targets established by the Board of Directors and subject to final approval by the Compensation Committee. This bonus will be guaranteed for your first twelve months of employment. You are entitled to the Company's standard medical, life insurance and other employee benefits. Your compensation will be subject to annual adjustment at the discretion of the Board of Directors.

         3. The Diamond Multimedia Board of Directors has granted you an option to purchase 225,000 shares of the Common Stock of Diamond at the fair market value* as determined on the date of grant, which is November 5, 1996. These options will be non-statutory stock options. The option shares will fully vest after thirty-six
              (36) months from the first day of the month following your date of hire: 75,000 shares will vest on December 1, 1997 and the remaining 150,000 will vest 6,250 per month commencing January 1, 1998, in each case assuming your continuous employment by Diamond.

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* fair market value is defined as the closing price of the day prior to the date of grant, which is November 4, 1996.


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Mr. James M. Walker
November 5, 1996 - Page 2


         4. Additionally, the Diamond Multimedia Board of Directors has granted you an option to purchase 75,000 shares of the Common Stock of Diamond Multimedia at the fair market value* as determined on the date of the grant, which is November 5, 1996. These options will be registered via a filing on Form S-3 or Form S-8 and will be subject to a vesting date of December 1, 1997. Upon the assumption of your duties as Chief Financial Officer, the vesting of the options will be fully accelerated to December 1, 1996.

         5. You understand that your employment is "at will" and the vesting schedule of options does not guarantee employment for such a length of time or for any length of time. These options are subject to all the terms and conditions of the Company's stock option plan and compliance with all applicable laws.

Your employment with the Company is "at will" and may be terminated by you or the Company at any time, for any reason or for no reason. By accepting this offer of employment, you accept employment on such terms.

With this agreement, you agree to execute a proprietary information agreement in the standard form utilized by the Company for its employees. This agreement provides, inter alia, that you will not violate any proprietary information agreement with any prior employer in the course of your employment with the Company. A copy of such agreement is enclosed.

Jim, we look forward to working with you. If you have any questions, please call me. Please indicate your acceptance by signing and returning to me a copy of this letter.

Sincerely,

/s/ William J. Schroeder
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William J. Schroeder
President & Chief Executive Officer


So Agreed:

/s/  James M. Walker             11/8/96
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James Walker                      (Date)

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* fair market value is defined as the closing price of the day prior to the date of grant, which is November 4, 1996.


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